EXHIBIT 99.1

Bitstream Announces Settlement of Proxy Contest

Two New Board Members to Be Added to Slate for 2010 Annual Meeting of Shareholders

Marlborough, MA – April 29, 2010 – Bitstream Inc. (NASDAQ: BITS, www.bitstream.com) announced today that it has reached an agreement with Raging Capital Management, LLC and its affiliates (collectively, “Raging Capital”) in connection with the 2010 Annual Meeting of Shareholders of Bitstream. The annual meeting is scheduled for May 27, 2010.

Bitstream will expand its Board from six to eight directors and nominate Raul Martynek and Melvin L. Keating, along with the current members of its Board of Directors, for election as directors of the Company for terms expiring at the Company’s 2011 Annual Meeting or until their successors are duly elected and qualified.

Raging Capital has withdrawn its nomination of three candidates for election to the Board of Directors at Bitstream at the 2010 Annual Meeting and has agreed to vote in favor of all of the directors nominated by the Board at that meeting.

“We are pleased that this situation has been resolved and that we will gain the services of two excellent additions to Board of Directors, Raul Martynek and Melvin L. Keating,” said Anna Magliocco-Chagnon, president and CEO of Bitstream. “We look forward to focusing our full attention on the business of the company and pursuit of our aggressive plan for growth. We are pleased to be able to work together with our shareholders and new Board members on enhancing shareholder value.”

On behalf of Raging Capital, William C. Martin said, “We are pleased with this outcome and confident that Mr. Martynek and Mr. Keating will add value and different perspectives to the Board of Directors.”

Melvin L. Keating was President and CEO of Alliance Semiconductor Corp., a worldwide manufacturer and seller of semiconductors, from 2005 through 2008. Previously, he was a strategy consultant for Warburg Pincus Equity Partners for seven years, providing acquisition and investment target analysis and transactional advice. He is currently a director of White Electronics Design Corp. Mr. Keating holds both an MS in Accounting and an MBA in Finance from the Wharton School at the University of Pennsylvania.

Raul K. Martynek has served as a director of Broadview Networks Holdings, Inc. (“Broadview”), a network-based business communications provider, since August 2007. From May 2008 to December 2009, he served as a Senior Advisor to Plainfield Asset Management, where he advised on investment opportunities in the telecommunications sector and advised the boards of portfolio companies on strategic and tactical initiatives. Mr. Martynek served as the Chief Restructuring Officer of Smart Telecom, a Dublin, Ireland-based fiber competitive local exchange carrier, or CLEC, from January 2009 to December 2009 and has served as a director since December 2009. He was President and Chief Executive Officer and a director of InfoHighway Communications Inc. (“InfoHighway”), a CLEC, from November 2003 to July 2007. InfoHighway was acquired by Broadview in May 2007. From March 1998 to November 2003, Mr. Martynek was Chief Operating Officer of Eureka Networks (“Eureka”), a telecommunications company, which acquired InfoHighway in August 2005. From December 1995 to March 1998, he served as an Executive Vice President of Gillette Global Network, a non-facilities based telecommunications carrier that merged with Eureka in 2000. Mr. Martynek received a B.A. in Political Science from SUNY-Binghamton and a Master in International Finance from Columbia University School of International and Public Affairs.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email, and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.